Exhibit 99.1

Republic Bancorp, Inc. Increases Its Common Stock Cash Dividends Paid for the 24th Consecutive Year

LOUISVILLE, Ky.--(BUSINESS WIRE)--January 26, 2022--Republic Bancorp, Inc. (“Republic”) (NASDAQ: RBCAA), parent company of Republic Bank & Trust Company, today announced an 11% increase in the Company’s quarterly cash dividends. The quarterly cash dividend of $0.341 per share of Class A Common Stock and $0.31 per share on Class B Common Stock will be payable April 15, 2022 to shareholders of record as of March 18, 2022. The increased cash dividend results in an annualized dividend yield for the Class A Common stock of 2.73% based upon the stock’s closing price on January 25, 2022.

“We are pleased to reward our valued shareholders with this 24th consecutive annual increase to our quarterly cash dividends paid. Our Company just completed another successful year with higher earnings, solid capital, and industry-strong credit quality metrics within our Core Banking segment. We are proud that our continued success allows us to further increase the cash return to our valued shareholders, once again,” commented Steve Trager, Chair of Republic.

Republic Bancorp, Inc. (the “Company”) is the parent company of Republic Bank & Trust Company (the “Bank”). The Bank currently has 42 full-service banking centers throughout five states: twenty-eight banking centers in eight Kentucky communities – Covington, Crestview Hills, Florence, Georgetown, Lexington, Louisville, Shelbyville, and Shepherdsville; three banking centers in southern Indiana – Floyds Knobs, Jeffersonville, and New Albany; seven banking centers in six Florida communities (Tampa MSA) – Largo, New Port Richey, St. Petersburg, Seminole, Tampa, and Temple Terrace; two banking centers in two Tennessee communities (Nashville MSA) – Cool Springs and Green Hills; and two banking centers in two Ohio communities (Cincinnati MSA) – Norwood and West Chester. The Bank offers internet banking at www.republicbank.com. The Company has $6.2 billion in assets and is headquartered in Louisville, Kentucky. The Company’s Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

Republic Bank. It’s just easier here. ®

Contacts

Steve Trager
Chair of Republic Bancorp, Inc.
502-584-3600